UNITED STATES DISTRICT COURT
                             DISTRICT OF NEW JERSEY


------------------------------------
                                   :
ABS LIFESCIENCE, INC.              :
                                   :
               Plaintiff           :    Civil Action No. 95-5200
                                   :
     v.                            :    Hon. Nicholas H. Politan
                                   :    U.S.D.J.
DERMA SCIENCES,                    :
                                   :
               Defendant           :    FILED UNDER SEAL
                                   :    ----------------
------------------------------------


           SETTLEMENT AGREEMENT (INCLUDING STIPULATION OF DISMISSAL)
           ---------------------------------------------------------

     ABS LIFESCIENCE, INC. ("ABS") and DERMA SCIENCES, INC. ("Derma") agree this 8th day of June 1998 that this action is settled on the following terms.

        1. ABS and Derma hereby stiputate that this action is dismissed with prejudice and without either party being liable to the other for any costs of this action, subject to reinstatement of this action pursuant to paragraph 6 of this settlement agreement.

        2. Within three (3) business days after this settlement agreement has been so ordered by the above court (the "Court"), Derma will wire transfer $250,000 to ABS's account the ("ABS Account"): CoreStates Bank, N.A., Philadelphia, PA., ABA $ 031000011, for credit to Integra Life Sciences, account 00105-56594.

        3. Derma will wire transfer $37,500 (a total of $225,000) to the ABS Account on each of the following dates:

          July 1, 1998
          August 3, 1998
          September 1, 1998
          October 1, 1998
          November 2, 1998
          December 1, 1998

        4. Derma will will transfer $75,000 to the ABS Account on December 31, 1998.

        5. Within ten (10) business days after this settlement agreement has been so ordered by the Court, Derma will deliver to ABS or its designee, at 515 South Franklin Street, West Chester, PA 19382, Derma's total inventory of approximately 1426 cases (144 units each case) of Chronicure. Title to such Chronicure shall pass from Derma to ABS at the time of delivery.

        6. If Derma fails to make any wire transfer to the ABS Account required under paragraphs 2, 3 and 4, in the amount and by the dates set forth in paragraphs 2, 3 and 4 respectively, ABS may give Derma written notice of default by registered mail or by Express Mail, Federal Express or other overnight delivery service, addressed to Derma Science, Inc., c/o Palatin Technologies, Inc. 214 Carnegie Center, Suite 100, Princeton, NJ 08540, attention: Edward J. Quilty ("Quilty"), with a copy by one of the same methods to Eric J. Wallach, Esq., Kasowitz, Benson, Torres & Friedman LLP, 1301 Avenue of the Americas, New York, New York 10019-6002 ("Wallach"). If Derma fails to wire transfer to the ABS Account the particular installment due within ten (10) days of actual receipt by Derma of said written notice of default. ABS shall have the right, at any time within sixty (60) days following such failure of delivery, to provide, by an affidavit sworn to by an officer of ABS, written notice to the Court of Derma's failure to make payment, with copies to Quilty and Wallach by one of the methods listed above; whereupon, the Court shall reinstate this action and shall enter judgment in favor of ABS and against Derma in the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), which such shall constitute the total amount of monetary payment by Derma to ABS under this settlement agreement. Upon the entry of such judgment, all monetary payments previously made by Derma to ABS under this settlement agreement shall be applied to the satisfaction of said judgment, and Derma's obligation to make any and all remaining unpaid payments under paragraphs 2, 3 and 4 shall be eliminated. ABS thereafter may collect the judgment by any lawful means, subject to any credit allowable hereunder.

        7. ABS and Derma, each the "Releasor," each hereby forever releases and discharges the oother (along with the other's parents, affiliates, subsidiaries and divisions, and the other's stockholders, predecessors, successors, assigns, agents, officers, directors, employees, representatives, and attorneys both past and present, collective the "Releasees"), from any and all claims, demands, causes of action and liabilities of any kind whatsoever, known and unknown, both past and present, including without limitation all invoices that ABS submitted to Derma for goods sold and/or delivered, which Releasor ever had, now has or may have against Releasees, up to and including the date of this settlement agreement.

        8. ABS and Derma each agree not to disparage, or make any disparaging remark, or send any disparaging communication concerning the other, including the other's parents, affiliates, subsidiaries and divisions and the other's reputation, business, officers, directors shareholders and employees. This provision shall not apply, however, to any statement that ABS or Derma may be required by law to make (e.g., in testimony required in a court proceeding). This provision also shall not apply to any statement that may be made by either party about the other in the course of marketing or promoting the products of the party making such statement, to the extent that such products are in competition in the marketplace with the products marketed or promoted by the other party.

        9. ABS and Derma each agrees to keep secret and confidential the existence and terms of this settlement agreement. If any party is asked any question concerning the controversy between the parties hereto, such party will state only that "the matter has been amicably resolved." This provision shall not apply, however, to any disclosure that ABS or Derma may be required by law to make (e.g., in testimony required in a court proceeding). This provision also shall not apply to any press release or SEC or other public reporting that ABS or Derma may issue or file in good faith, to satisfy disclosure requirements that it determines may exist under applicable law or regulations, provided that the party shall submit any such press release or report in draft form to the other for review and comment before it is issued or filed. In addition, this provision shall not preclude a disclosure by ABS or Derma to its employees, accountants or attorneys, provided that ABS or Derma shall so disclose the terms of this settlement agreement only to the extent that such persons have a legitimate need to known such terms to carry out their responsibilities to ABS or Derma, and provided furhter that ABS or Derma shall secure the agreement of such persons not to disclose further the existence or terms of this settlement agreement except as expressly permitted hereunder.

        10. This settlement agreement shall be deemed to have been made in New Jersey, and shall be interpreted, construed, and enforced pursuant to the laws of New Jersey.

        11. This settlement agreement may be executed by the parties in counterparts and submitted to the Court as such, with all counterparts together constituting a single agreement.

        12. This settlement agreement sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, and may be modified only in writing duly executed by the parties hereto.

        13. This settlement agreement will be filed under seal and will not be disclosed to anyone unless so ordered by the Court, or unless permitted under the express terms of this settlement agreement.

AGREED: June 8, 1998



ABS LIFESCIENCES, INC.                            DERMA SCIENCES, INC.



     /s/ Richard Caruso                                /s/ Edward J. Quilty
By:_________________________                      By:_________________________
Richard Caruso, Chairman                          Edward J. Quilty, Chairman




     /s/ David F. Abernethy                            /s/ Eric J. Wallach
By:_________________________                      By:_________________________
David F. Abernethy, Esq.                          Eric J. Wallach, Esq.
DRINKER, BIDDLE & REATH                           KASOWITZ, BENSON, TORRES
47 Hulfish Street                                   & FRIEDMAN
P. O. Box 627                                     1301 Avenue of the Americas
Attorneys for ABS LifeSciences, Inc.              New York, NY 10019-6022
                                                  Attorneys for Derma Sciences,
                                                    Inc.
                                                  (202) 506-1750


                                                  SO ORDERED




                                                  ____________________________
                                                  HON. NICHOLAS H. POLITAN
                                                  U.S.D.J.

                                                  Date: June __, 1998


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